Exhibit 99.1

400 South LaSalle Street Chicago, IL 60605 www.cboe.com http://cboenews.com http://ir.cboe.com
NEWS RELEASE

FOR IMMEDIATE RELEASE

CBOE HOLDINGS NAMES EDWARD T. TILLY TO SUCCEED EDWARD J. JOYCE AS PRESIDENT AND COO

CHICAGO, November 1, 2011 — CBOE Holdings, Inc. (NASOAQ; CBOE) announced today that CBOE Executive Vice Chairman Edward T. Tilly will succeed Edward J. Joyce as President and COO of CBOE Holdings, Chicago Board Options Exchange (CBOE) and C2 Options Exchange (C2), effective immediately.   Mr. Joyce is stepping down for medical reasons after serving as President and COO since June 2000.

“It has been a great honor to work with Ed Joyce, whose wisdom and leadership have been a guiding force in the successful development of CBOE and the entire U.S. options industry for the past 38 years,” said William J. Brodsky, CBOE Holdings Chairman and CEO.  “In addition to a career marked by numerous professional distinctions, Ed brought wit, grace and unfailing kindness to his daily interactions with colleagues, staff and competitors alike. I speak for the entire CBOE community in saying thank you to Ed, both for his many accomplishments and for his abiding friendship.”

“Fortunately, CBOE has a deep and experienced executive team,” Brodsky continued, “and I am very pleased that Ed Tilly, former Executive Vice Chairman of CBOE Holdings, has been named our new President and COO. Ed Tilly joined our executive management team five years ago after a successful career as a CBOE market maker. His executive leadership was instrumental in CBOE’s demutualization and IPO, the development of our VIX product line and our all-electronic C2 Options Exchange, and most recently, the launch of SPXpm, the electronic counterpart to our flagship SPX product.”

“I had the good fortune to work side by side with Ed Joyce for many years, and I am deeply honored to succeed him as President and COO” said Edward T. Tilly.  “This is an exciting time in the history of CBOE, and it is gratifying to continue working in this new role with the most accomplished staff and trading community in the options business.  I am proud of all that our team accomplished in our first year as a publicly-traded company and even more excited by what we can achieve in the months and years ahead.”

About Edward J. Joyce

Edward Joyce began his career with the exchange in 1974 and held positions of increasing responsibility in trading procedures, operations, business development and regulation.  He was named Executive Vice President of Trading Operations in 1987 and Executive Vice President of Business Development in 1999. In that capacity, he was responsible for coordinating various key activities central to relationship management, including marketing, member trading services and the CBOE Options Institute, the educational arm of CBOE.  He was named CBOE President and COO in June 2000.

Joyce served on the Board of Directors of the Options Clearing Corporation for the past 20 years. He also served on the board of the National Stock Exchange and OneChicago Futures Exchange.   He is on the advisory board of the Illinois Council on Economic Education and is active in the Knights of Columbus.  Joyce received the Anti-Defamation League’s Lifetime Achievement Award in 2009. He holds a B.S. in Business Administration from Illinois State University and an M.B.A. from DePaul University.

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About Edward T. Tilly

Edward Tilly began serving as CBOE’s Executive Vice Chairman in August 2006 following his election by the Board of Directors.  Prior to his Executive Vice Chairman post, Tilly was CBOE Member Vice Chairman, which was the highest member-elected position at the exchange, from 2004 to 2006.

Tilly was a CBOE member from 1989 to 2006 and traded as both a market maker and a designated primary market maker (DPM).  As a CBOE member, Tilly served on CBOE’s Board of Directors from 1998 to 2000 and from 2003 to 2006. In 2006, he chaired the CBOE Floor Directors Committee and served on the Strategy and Implementation Task Force.  He is currently a member of the board of the Options Clearing Corporation (OCC).  He received a degree in Economics from Northwestern University.

About CBOE Holdings, Inc.

CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE), C2 Options Exchange and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (VIX). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE’s Hybrid Trading System incorporates electronic and open-outcry trading, enabling customers to choose their trading method. CBOE’s Hybrid is powered by CBOEdirect, a proprietary, state-of-the-art electronic platform that also supports C2 Options Exchange (C2), the CBOE Futures Exchange (CFE), CBOE Stock Exchange (CBSX) and OneChicago. CBOE is home to the world-renowned Options Institute and www.cboe.com, named “Best of the Web” for options information and education.

CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the OCC.

Media Contacts:		Analyst Contact:
Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

CBOE-C

CBOE®, Chicago Board Options Exchange®, CBSX®, CBOE Stock Exchange®, CFE®, CBOEdirect®, FLEX®, Hybrid®, LEAPS®, CBOE Volatility Index® and VIX® are registered trademarks, and BuyWriteSM, BXMSM, CBOE Futures ExchangeSM, and The Options InstituteSM are servicemarks of Chicago Board Options Exchange, Incorporated (CBOE). SPXSM, C2SM, and C2 Options ExchangeSM are servicemarks of C2 Options Exchange, Incorporated. Standard & Poor’s®, and S&P 500® are registered trademarks of Standard & Poor’s Financial Services, LLC., and have been licensed for use by CBOE.

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